Exhibit 99.2

Acceleron Highlights Phase 3 Studies, New Clinical Results and Research Strategies at Research and Development Day Event

– Phase 3 Studies in Myelodysplastic Syndromes (“MEDALIST”) and Beta-thalassemia (“BELIEVE”) Outlined –

– ACE-083 Preliminary Phase 1 Results Demonstrate 14% Increase in Muscle Volume –

– Acceleron Unveils IntelliTrap™ Platform to Design New Class of Highly Selective Inhibitors of TGF-beta Superfamily Ligands –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Oct. 23, 2015-- Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair, today announced the phase 3 clinical trial designs for the luspatercept program in myelodysplastic syndromes (“MEDALIST” study) and beta-thalassemia (“BELIEVE” study), phase 1 preliminary results from the ACE-083 program, and its new IntelliTrap™ drug discovery platform.

“We are extremely excited to present the plans for Acceleron’s first phase 3 clinical trials, the unprecedented increases in muscle mass demonstrated in the ACE-083 phase 1 clinical trial supporting its advancement into phase 2 trials next year and our new IntelliTrap™ drug discovery platform which is already generating promising new therapeutic candidates such as ACE-2494,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “Acceleron is making great strides across its entire pipeline from our late stage phase 3 programs to our highly productive discovery organization and I am proud of the tremendous progress we are making.”

Luspatercept Phase 3 Clinical Trials in Myelodysplastic Syndromes (MDS) and Beta-Thalassemia

Acceleron announced that the phase 3 MDS trial will be a double-blind, randomized, placebo-controlled study of luspatercept in 210 very low to intermediate risk MDS patients (the “MEDALIST” study). The primary endpoint is the proportion of patients that become red blood cell transfusion independent (≥ 8 weeks) during the first 24 weeks of the study.

The phase 3 beta-thalassemia trial will be a double-blind, randomized, placebo-controlled study of luspatercept in 300 regularly transfused beta-thalassemia patients (the “BELIEVE” study). The primary endpoint is the proportion of patients with ≥ 33% reduction in transfusion burden from weeks 13 to 24 compared to the 12 weeks preceding treatment.

Both the MEDALIST and BELIEVE studies are planned to begin by the end of the year.

ACE-083 Phase 1 Preliminary Results

Acceleron reported positive top-line data from the phase 1 randomized, double-blind, placebo-controlled, dose-ranging study in healthy volunteers. ACE-083 is designed to selectively increase muscle mass and strength in the muscles in which the drug is administered. The results showed a dose dependent increase in muscle volume, assessed by MRI, with the highest dose level generating a 14% increase in volume of the injected muscle, the rectus femoris, in the thigh.

Based on these exciting results, Acceleron announced it intends to advance ACE-083 into a phase 2 clinical trial in patients with facioscapulohumeral muscular dystrophy in mid-2016.

IntelliTrap™ Drug Discovery Platform

Acceleron introduced its new IntelliTrapTM drug discovery platform from which it is creating a large and diverse library of new, selective therapeutic candidates targeting the TGF-beta superfamily. This platform has already generated several new therapeutic candidates including ACE-2494, a systemic muscle therapeutic and the first clinical candidate to emerge from this platform. Acceleron aims to initiate its first clinical trial of ACE-2494 by the end of 2016.

A replay of the live webcast of the Research and Development Day event will be accessible from the “Investors & Media” section of the company's website, www.acceleronpharma.com.

About Acceleron

Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair. The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-beta) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical therapeutic candidates with novel mechanisms of action. These therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases. For more information, please visit www.acceleronpharma.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements about the Company's strategy, future plans and prospects, including statements regarding the development of the Company's compounds, including sotatercept, luspatercept, dalantercept, ACE-083, ACE-2494, the Company’s IntelliTrap™ drug discovery platform, and the Company's TGF-beta superfamily program generally, the timeline for clinical development and regulatory approval of the Company's compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company's planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that preclinical testing of the Company's compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when the Company expects it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of the Company’s compounds, that the development of the Company's compounds will take longer or cost more than planned, that the Company or Celgene may be delayed in initiating or completing any clinical trials, and that the Company's compounds will not receive regulatory approval or become commercially successful products.

Other risks and uncertainties include those identified under the heading "Risk Factors" included in the Company's Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on March 2, 2015, and other filings that the Company has made and may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company's current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma Inc.
Todd James
Senior Director, Corporate Communications
617-649-9393

Media contact:

Maureen L. Suda
Suda Communications LLC
585-387-9248

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